Underlying supplement no. 1250	Registration Statement no. 333-134553
To prospectus dated May 30, 2006 and	Dated April 24, 2008
prospectus supplement dated May 30, 2006	Rule 424(b)(2)

LEHMAN BROTHERS HOLDINGS INC.

SPDR Trust, Series 1 (SPY)

General

•

Lehman Brothers Holdings Inc. may from time to time offer and sell notes linked to an index fund. The index fund attempts to replicate an underlying index. This underlying supplement no. 1250 describes the SPDR Trust, Series 1 (the “Index Fund”) and the S&P 500® Index (the “Underlying Index”). The specific terms for each series of notes will be included in a product supplement. A separate term sheet or pricing supplement, as the case may be, will describe the terms that apply specifically to the notes. We refer to such term sheets and pricing supplements generally as terms supplements. You should read the base prospectus, the MTN prospectus supplement, the relevant product supplement and any other related prospectus supplement, term sheet or pricing supplement, including the description of the SPDR Trust, Series 1 and the S&P 500® Index set forth in this underlying supplement, before you invest in the notes. Any terms used herein but not defined herein shall have the meanings given to them in the base prospectus, the MTN prospectus supplement or relevant product supplement or the relevant terms supplement. This underlying supplement may not be used to sell securities unless accompanied by the base prospectus, the MTN prospectus supplement, the relevant product supplement and all other relevant terms supplements.

Investing in notes linked to the SPDR Trust, Series 1 involves a number of risks. See “ Risk Factors” beginning on page US-1 in this underlying supplement no. 1250 and “Risk Factors” in the relevant product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this underlying supplement no. 1250, the accompanying base prospectus, the MTN prospectus supplement, the relevant product supplement or the relevant terms supplement. Any representation to the contrary is a criminal offense.

LEHMAN BROTHERS

April 24, 2008

“Standard & Poor’s®”, “S&P®” and “S&P 500®” are trademarks of The McGraw-Hill Companies, Inc. and are expected to be licensed for use by Lehman Brothers Holdings Inc. Lehman Brothers Holdings Inc. is expected to enter into a non-exclusive license agreement with Standard & Poor’s (“S&P”), a division of The McGraw Hill Companies, Inc. for use of “Standard & Poor’s Depositary Receipts®” and “SPDR®” which are also trademarks of The McGraw-Hill Companies, Inc. The notes, which are linked to the performance of the SPDR Trust, Series 1, are not sponsored, endorsed, sold or promoted by S&P, State Street Bank and Trust Company, as trustee for the Index Fund (“SSBTC”) and PDR Services LLC, as sponsor of the Index Fund (the “Index Fund Sponsor”). S&P, SSBTC and the Index Fund Sponsor makes no representation regarding the advisability of investing in the notes. S&P has no obligation or liability in connection with the operation, marketing, trading or sale of the notes.

Underlying Supplement

Risk Factors	US-1
The SPDR Trust, Series 1	US-3
The S&P 500® Index	US-6
License Agreement with S&P	US-10

This underlying supplement no. 1250, the relevant terms supplement, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement contain the terms of the notes. In making your investment decision, you should rely only on the information contained or incorporated by reference in this underlying supplement no. 1250, the relevant terms supplement, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement with respect to the notes offered and with respect to Lehman Brothers Holdings Inc. We have not authorized anyone to give you any additional or different information. The information in this underlying supplement no. 1250, the relevant terms supplement, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement may be accurate only as of the dates of each of these documents, respectively.

The notes described in this underlying supplement no. 1250, the relevant terms supplement, and the relevant product supplement are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisers. You should be aware that the regulations of Financial Industry Regulatory Authority, Inc. and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. This underlying supplement no. 1250, the relevant terms supplement, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

In this underlying supplement no. 1250, the relevant terms supplement, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement, “we,” “us” and “our” refer to Lehman Brothers Holdings Inc., unless the context requires otherwise.

US-i

RISK FACTORS

Your investment in notes linked to the SPDR Trust, Series 1 (the “Index Fund”) will involve certain risks. Investing in the notes is not equivalent to investing directly in shares of the Index Fund, any of the common stocks held by the Index Fund or any of the common stocks included in the S&P 500® Index (the “Underlying Index”). In addition, your investment in the notes entails other risks not associated with an investment in conventional debt securities. You should consider carefully the following discussion of risks as well as the other information contained in this underlying supplement, the relevant terms supplement, the accompanying MTN prospectus supplement and base prospectus and the documents incorporated in the prospectus by reference before you decide that an investment in notes linked to the Index Fund is suitable for you. In addition, you should consider carefully the discussion of risks set forth in the relevant product supplement before you decide that an investment in the notes is suitable for you.

There are risks associated with the Index Fund.

Although shares of the Index Fund are listed for trading on the American Stock Exchange (“AMEX”) and a number of similar products have been traded on the AMEX and other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Index Fund or that there will be liquidity in the trading market.

The Index Fund is not actively managed by traditional methods, and therefore the adverse financial condition of one or more issuers of stocks which compose the Underlying Index will not result in the elimination of such stock or stocks from the Index Fund unless such stock or stocks are removed from the Underlying Index. Because payment, if any, at maturity of the notes is linked to the performance of the Index Fund, this may adversely affect the value of the notes and the return, if any, on the notes.

In addition, the objective of the Index Fund is to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the Underlying Index. The Index Fund at any time will consist of as many of the stocks which compose the Underlying Index as is practicable. Periodically, Standard & Poor’s (“S&P”), a division of The McGraw-Hill Companies, Inc., the publishers of the Underlying Index, may replace one or more component stocks included in the Underlying Index. The Index Fund aggregates certain of these adjustments and changes the composition of the Index Fund to reflect these adjustments at least monthly. Any of these actions could adversely affect the prices of the component stocks of the Underlying Index and/or the Index Fund and, consequently, the value of the notes.

The correlation between the performance of the Index Fund and the performance of the Underlying Index may be imperfect.

Although the performance of the Index Fund is linked principally to the performance of the Underlying Index, the performance of the Index Fund may not correspond with the return of the Underlying Index. While the Index Fund will generally hold all of the securities that compose the Underlying Index in proportion to their weightings in the Underlying Index, in some cases, there may nevertheless arise various circumstances where it may not be possible or practicable to purchase all of those securities in these weightings. Finally, the performance of the Index Fund and that of the Underlying Index will generally vary due to transaction costs, certain corporate actions and timing variances.

In addition, because the shares of the Index Fund are traded on the AMEX and are subject to market supply and investor demand, the market value of one share of the Index Fund may differ from its net asset value per share; shares of the Index Fund may trade at, above or below their net asset value per share.

For the foregoing reasons, the performance of the Index Fund may not correlate perfectly with the performance of the Underlying Index over the same period. Because of this imperfect correlation, the return on the notes will not be the same as an investment directly in shares of the Index Fund or in common stocks included in the Underlying Index and will not be the same as a debt security with a payment at maturity linked to the performance of the Underlying Index.

We cannot control actions by SSBTC which may adjust the Index Fund in a way that could adversely affect the value of the notes and the amount payable on the notes.

The policies of State Street Bank and Trust Company (“SSBTC”) as trustee for the Index Fund concerning the calculation of the Index Fund’s net asset value, additions, deletions or substitutions of common stocks held by the Index Fund and the manner in which changes affecting the Underlying Index are reflected in the Index Fund could affect the market price of shares of the Index Fund and, therefore, the amount payable on notes on the stated maturity date and the trading value of the notes before maturity or automatic call, if applicable. The amount payable on your note and its value could also be affected if SSBTC changes these policies, for example, by changing the manner in which it calculates the Index Fund’s net asset value, or if SSBTC discontinues or suspends calculation or publication of the Index Fund’s net asset value, in which case it may become difficult to determine the value of your note. If events such as these occur or if the closing price of one share of the Index Fund is not available on a valuation date, the calculation agent may determine the closing price of one share of the Index Fund on such valuation date and thus the amount payable on the maturity date in a manner it considers appropriate, in its sole discretion.

S&P is responsible for calculating and maintaining the Underlying Index. The policies of S&P concerning the composition and calculation of the Underlying Index, including decisions regarding the addition, deletion or substitution of the common stocks included in the Underlying Index, could affect the level of the Underlying Index and consequently could affect the market prices of the shares of the Index Fund and, therefore, could affect the amount payable on the notes at maturity or an automatic call, if applicable, and the value of the notes before maturity or automatic call, if applicable.

Neither Lehman Brothers Holdings Inc. nor any of its affiliates assumes any responsibility for the adequacy or accuracy of the information about the Index Fund or Underlying Index contained in this underlying supplement or any public disclosure of information by SSBTC or S&P. You, as an investor in the notes, should make your own investigation into the Index Fund and the Underlying Index.

We cannot control the actions of the other issuers of the common stocks held by the Index Fund or included in the Underlying Index, including actions that could adversely affect the value of your notes.

We are one of the companies that make up the Underlying Index, but we are not affiliated with any of the other companies whose stock is held by the Index Fund or included in the Underlying Index. As a result, we will have no ability to control the actions of such other companies, including actions that could affect the value of the shares of the Index Fund, the stocks underlying the Underlying Index or your notes. None of the money you pay us will go to any of the other companies included in the Underlying Index, and none of those companies will be involved in the offering of the notes in any way. Neither those companies nor we will have any obligation to consider your interests as a holder of the notes in taking any corporate actions that might affect the value of your notes.

You will have no shareholder rights in the stocks held by the Index Fund or in the stocks included in the Underlying Index.

Investing in the notes is not equivalent to investing in the stocks held by the Index Fund or in the stocks included in the Underlying Index. As a holder of the notes, you will not have voting rights or rights to receive dividends or other distributions on the shares of the Index Fund or on the shares of common stocks held by the Underlying Index, or other rights that holders of the shares of the Index Fund or the common stocks held by the Underlying Index would have.

THE SP DR TRUST, SERIES 1

We have derived all information contained in this underlying supplement no. 1250 regarding the Index Fund, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by SSBTC and PDR Services LLC, as sponsor of the Index Fund (the “Fund Sponsor”). The Index Fund is a unit investment trust that issues securities called “Standard & Poor’s Depositary Receipts” or “SPDRs.” The Index Fund is an exchange traded fund (“ETF”) that trades on the AMEX under the ticker symbol “SPY”. We have not confirmed the accuracy or completeness of the information derived from these public sources.

The Index Fund is an investment company registered under the Investment Company Act of 1940, as amended. SPDRs represent an undivided ownership interest in a portfolio of all, or substantially all, of the common stocks of the S&P 500® Index, which we refer to as the Underlying Index. Information provided to or filed with the SEC by the Index Fund pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 033-46080 and 811-06125, respectively, through the SEC’s website at http://www.sec.gov. We make no representation or warranty as to the accuracy of the information above. The information on the SEC website is not, and should not be considered, incorporated by reference herein.

Investment Objective and Strategy

The Index Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Underlying Index. See “The S&P 500® Index” below for more information about the Underlying Index. The Index Fund holds stocks and is not actively managed by traditional methods, which typically involve effecting changes in the holdings of stocks and cash on the basis of judgments made relating to economic, financial and market considerations. To maintain the correspondence between the composition and weightings of the stocks held by the Index Fund and the component stocks of the Underlying Index, which we refer to as Index Securities, SSBTC adjusts the holdings of the Index Fund from time to time to conform to periodic changes in the identity and/or relative weightings of the Index Securities. SSBTC aggregates certain of these adjustments and makes changes to the holdings of the Index Fund at least monthly or more frequently in the case of significant changes to the Underlying Index. Any change in the identity or weighting of an Index Security will result in a corresponding adjustment to the prescribed holdings of the Index Fund effective on any day that the New York Stock Exchange (“NYSE”) is open for business following the day on which the change to the Underlying Index takes effect after the close of the market. The value of SPDRs fluctuates in relation to changes in value of each individual holding of the Index Fund. The market price of each individual SPDR may not be identical to the net asset value of such SPDR.

Although the Index Fund may at any time fail to own certain of the Index Securities, the Index Fund will be substantially invested in the Index Securities. It is possible that, for a short period of time, the Index fund may not fully replicate the performance of the Underlying Index due to temporary unavailability of certain Index Securities in the secondary market or due to other extraordinary circumstances. In addition, the Index Fund is not able to replicate exactly the performance of the Underlying Index because the total return generated by the Index Fund’s portfolio of stocks and cash is reduced by the expenses of the Index Fund and transaction costs incurred in adjusting the actual balance of the Index Fund’s portfolio.

Holdings Information

As of April 22, 2008, the Index Fund included 500 companies. The Index Fund’s three largest holdings are Exxon Mobil Corporation, General Electric Company and Microsoft Corporation. The following table summarizes the Index Fund’s top holdings in individual companies and its holdings by sector as of such date.

Top ten holdings in individual securities as of April 22, 2008

Company	Percentage of Total Holdings
Exxon Mobil Corporation	4.22%
General Electric Company	2.70%
Microsoft Corporation	2.02%
AT&T Corp.	1.90%
The Procter & Gamble Company	1.73%
Chevron Corporation	1.63%
Johnson & Johnson	1.58%
International Business Machines Corporation	1.43%
Bank of America Corporation	1.37%
JPMorgan Chase & Co.	1.29%

Holdings by sector as of April 22, 2008

Sector	Percentage of Total Holdings
Financials	16.75%
Information Technology	15.99%
Energy	14.55%
Industrials	11.71%
Health Care	11.29%
Consumer Staples	10.57%
Consumer Discretionary	8.48%
Materials	3.73%
Utilities	3.66%
Telecommunication Services	3.28%

The information above was compiled from www.ssgafunds.com. We have not confirmed the accuracy of the information above. The information on www.ssgafunds.com is not, and should not be considered, incorporated by reference therein.

Discontinuation of the SPDR Trust, Series 1; Alteration of Method of Calculation

If the SPDR Trust, Series 1 (or a Successor Index Fund (as defined herein)) is de-listed from AMEX (or any other relevant exchange), liquidated or otherwise terminated, the calculation agent will substitute an exchange traded fund that the calculation agent determines, in its sole discretion, is comparable to the discontinued Index Fund (or such Successor Index Fund) (such successor fund being referred to herein as a “Successor Index Fund”). If the SPDR Trust, Series 1 (or a Successor Index Fund) is de-listed, liquidated or otherwise terminated and the calculation agent determines that no Successor Index Fund is available, then the calculation agent will, in its sole discretion, calculate the appropriate closing price of the shares of the SPDR Trust, Series 1 by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the SPDR Trust, Series 1. If a Successor Index Fund is selected or the calculation agent calculates a price or closing price, as applicable, by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the SPDR Trust, Series 1, that Successor Index Fund or closing price will be substituted for the SPDR Trust, Series 1 (or such Successor Index Fund) for all purposes of the notes.

Upon any selection by the calculation agent of a Successor Index Fund, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

If at any time, the Underlying Index or the underlying index related to a Successor Index Fund is changed in a material respect, or the SPDR Trust, Series 1 or a Successor Index Fund in any other way is modified so that it does not, in the opinion of the calculation agent, fairly represent the price of the shares of the SPDR Trust, Series 1 or such Successor Index Fund had those changes or modifications not been made, then the calculation agent will, at the close of business in New York City on each date on which the SPDR Trust, Series 1 Final Share Price is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a closing price of an exchange traded fund comparable to the SPDR Trust, Series 1 (or such Successor Index Fund) as if those changes or modifications had not been made, and calculate the closing price with reference to the SPDR Trust, Series 1 (or such Successor Index Fund), as adjusted. The calculation agent also may determine that no adjustment is required by the modification of the method of calculation.

The calculation agent will be solely responsible for the method of calculating the closing price of the shares of the SPDR Trust, Series 1 (or any Successor Index Fund) and of any related determinations and calculations, and its determinations and calculations with respect thereto will be conclusive in the absence of manifest error.

The calculation agent will provide information as to the method of calculating the closing price of the shares of the SPDR Trust, Series 1 upon written request by any investor in the notes.

License Agreement with S&P

Lehman Brothers Holdings Inc. is expected to enter into a non-exclusive license agreement with S&P, which grants Lehman Brothers Holdings Inc. and certain of its affiliated or subsidiary companies a license, in exchange for a fee, to use the S&P 500® Index in connection with certain securities, including the notes.

Neither the notes nor the SPDR Trust, Series 1 is sponsored, endorsed, sold or promoted by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”). S&P makes no representation or warranty, express or implied, to the owners of the notes, the SPDR Trust, Series 1 or any member of the public regarding the advisability of investing in securities generally or in either the notes or the SPDR Trust, Series 1 particularly or the ability of the S&P® 500 Index (the ‘Index”) to track general stock market performance. S&P’s only relationship to Lehman Brothers Holdings Inc. is the licensing of certain trademarks and trade names of S&P. S&P has no obligation to take the needs of Lehman Brothers Holdings Inc., the owners of the notes, or the owners of the SPDR Trust, Series 1 into consideration in determining, composing or calculating the Index. S&P is not responsible for and has not participated in the determination of the prices and amount of the notes or the SPDR Trust, Series 1 or the timing of the issuance or sale of the notes or the SPDR Trust, Series 1 or in the determination or calculation of the equation by which the notes is to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the notes or the SPDR Trust, Series 1.

NEITHER S&P, ITS AFFILIATES NOR THEIR THIRD PARTY LICENSORS GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN OR ANY COMMUNICATIONS, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P, ITS AFFILIATES AND THEIR THIRD PARTY LICENSORS SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO ITS TRADEMARKS, THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P, ITS AFFILIATES OR THEIR THIRD PARTY LICENSORS BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.

“Standard & Poor’s®”, “S&P®”, and “SPDR®” are registered trademarks of The McGraw-Hill Companies, Inc. and expected to be licensed for use by Lehman Brothers Inc. and sub-licensed for use by Lehman Brothers Holdings inc. This transaction is not sponsored, endorsed, sold or promoted by S&P and S&P makes no representation regarding the advisability of purchasing any of the notes.

THE S&P 500® INDEX

We have derived all information contained in this underlying supplement no. 1250 regarding the Underlying Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, S&P. We have not independently verified such information. We make no representation or warranty as to the accuracy or completeness of such information.

S&P 500® Index Composition, Maintenance and Calculation

The Underlying Index developed by S&P and is calculated, maintained and published by S&P. The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500® Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the “Component Stocks”) as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Historically, the “Market Value” of any Component Stock was calculated as the product of the market price per share and the number of the then-outstanding shares of such Component Stock. As discussed below, on March 21, 2005, S&P began to use a new methodology to calculate the Market Value of the Component Stocks and on September 16, 2005, S&P completed its transition to the new calculation methodology. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange. S&P chooses companies for inclusion in the S&P 500® Index with the objective of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely-held and the Market Value and trading activity of the common stock of that company.

On March 21, 2005, S&P began to calculate the S&P 500® Index based on a half float-adjusted formula, and on September 16, 2005, the S&P 500® Index became fully float-adjusted. S&P’s criteria for selecting stocks for the S&P 500® Index will not be changed by the shift to float adjustment. However, the adjustment affects each company’s weight in the S&P 500® Index (i.e., its Market Value).

Under float adjustment, the share counts used in calculating the S&P 500® Index reflect only those shares that are available to investors, not all of a company’s outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

•	holdings by government entities, including all levels of government in the United States or foreign countries; and

•

holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group will be excluded from the float-adjusted count of shares to be used in the S&P 500® Index calculation. Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a United States company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. (On March 21, 2005, the S&P 500® Index moved halfway to float adjustment, meaning that if a stock has an IWF of 0.80, the IWF used to calculate the S&P 500® Index between March 21, 2005 and September 16, 2005 was 0.90. On September 16, 2005, S&P began to calculate the S&P 500® Index on a fully float-adjusted basis, meaning that if a stock has an IWF of 0.80, the IWF used to calculate the S&P 500® Index on and after September 16, 2005 is 0.80.) The float-adjusted S&P 500® Index is calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by the index divisor. For companies with multiple classes of stock, S&P calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

As of the date of this underlying supplement, the S&P 500® Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500® Index reflects the total Market Value of all 500 Component Stocks relative to the S&P 500® Index’s base period of 1941-43 (the “Base Period”).

An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total Market Value of the Component Stocks during the Base Period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the S&P 500® Index is computed by dividing the total Market Value of the Component Stocks by a number called the Index Divisor. By itself, the Index Divisor is an arbitrary number. However, in the context of the calculation of the S&P 500® Index, it is the only link to the original Base Period level of the S&P 500® Index. The Index Divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the S&P 500® Index (“Index Maintenance”).

Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

To prevent the level of the S&P 500® Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 500® Index require an Index Divisor adjustment. By adjusting the Index Divisor for the change in total Market Value, the level of the S&P 500® Index remains constant. This helps maintain the level of the S&P 500® Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500® Index does not reflect the corporate actions of individual companies in the S&P 500® Index. All Index Divisor adjustments are made after the close of trading and after the calculation of the S&P 500® Index closing level.

The table below summarizes the types of Index maintenance adjustments and indicates whether or not an Index Divisor adjustment is required.

Type of Corporate Action	Comments	Divisor Adjustment
Company added/ deleted	Net change in market value determines divisor adjustment.	Yes

Change in shares outstanding	Any combination of secondary issuance, share repurchase or buy back – share counts revised to reflect change.	Yes

Type of Corporate Action	Comments	Divisor Adjustment
Stock split	Share count revised to reflect new count. Divisor adjustment is not required since the share count and price changes are offsetting.	No

Spin-off	If spun-off company is not being added to the index, the divisor adjustment reflects the decline in index market value (i.e., the value of the spun-off unit).	Yes

Spin-off	Spun-off company added to the index, no company removed from the index.	No

Spin-off	Spun-off company added to the index, another company removed to keep number of names fixed. Divisor adjustment reflects deletion.	Yes

Change in IWF due to a corporate action or a purchase or sale by an inside holder.	Increasing (decreasing) the IWF increases (decreases) the total market value of the index. The divisor change reflects the change in market value caused by the change to an IWF.	Yes

Special Dividend	When a company pays a special dividend the share price is assumed to drop by the amount of the dividend; the divisor adjustment reflects this drop in index market value.	Yes

Rights offering	Each shareholder receives the right to buy a proportional number of additional shares at a set (often discounted) price. The calculation assumes that the offering is fully subscribed. Divisor adjustment reflects increase in market cap measured as the shares issued multiplied by the price paid.	Yes

Stock splits and stock dividends do not affect the Index Divisor of the S&P 500® Index, because following a split or dividend, both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the Component Stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

Each of the corporate events exemplified in the table requiring an adjustment to the Index Divisor has the effect of altering the Market Value of the Component Stock and consequently of altering the aggregate Market Value of the Component Stocks (the “Post-Event Market Value”). In order that the level of the S&P 500® Index not be affected by the altered Market Value (whether increase or decrease) of the affected Component Stock, a new Index Divisor (“New Divisor”) is derived as follows, where “Old Divisor” is the Index Divisor before the corporate event and “Pre-Event Market Value” is the market value of the component stocks before the corporate event:

New Divisor	=	Old Divisor	x	Post-Event Market Value Pre-Event Market Value

Changes in a company’s shares outstanding of 5% or more due to mergers, acquisitions, public offerings, private placements, tender offers, Dutch auctions or exchange offers are made as soon as reasonably possible. All other changes of 5% or more (due to, for example, company stock repurchases, redemptions, exercise of options, warrants, subscription rights, conversion of preferred stock, notes, debt, equity participation units or other recapitalizations) are made weekly and are announced on Tuesdays for implementation after the close of trading on Wednesday. Changes of less than 5% are accumulated and made quarterly on the third Friday of March, June, September and December, and are usually announced two days prior.

IWFs are reviewed annually based on the most recently available data filed with various regulators and exchanges. Revised IWFs are applied on the third Friday of September. Changes in IWFs resulting from corporate actions which exceed 10 percentage points will be implemented as soon as possible; changes of less than 10 percentage points are implemented at the next annual review.

License Agreement with S&P

Lehman Brothers Holdings Inc. is expected to enter into a non-exclusive license agreement with S&P, which grants Lehman Brothers Holdings Inc. and certain of its affiliated or subsidiary companies a license, in exchange for a fee, to use the S&P 500® Index in connection with certain securities, including the notes.

The notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., which we refer to as S&P. S&P makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the S&P 500® Index to track general stock market performance. S&P’s only relationship to Lehman Brothers Holdings Inc. is the licensing of certain trademarks and trade names of S&P without regard to Lehman Brothers Holdings Inc. or the notes. S&P has no obligation to take the needs of Lehman Brothers Holdings Inc. or the holders of the notes into consideration in determining, composing or calculating the S&P 500® Index. S&P is not responsible for and has not participated in the determination of the timing, price or quantity of the notes to be issued or in the determination or calculation of the amount due at maturity of the notes. S&P has no obligation or liability in connection with the administration, marketing or trading of the notes.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LEHMAN BROTHERS HOLDINGS INC., HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500, INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“STANDARD & POOR’S® “, “S&P® “, “S&P 500® “ AND “500® “ ARE TRADEMARKS OF THE MCGRAW-HILL COMPANIES, INC. AND EXPECTED TO BE LICENSED FOR USE BY LEHMAN BROTHERS INC. AND SUB-LICENSED FOR USE BY LEHMAN BROTHERS HOLDINGS INC. THIS TRANSACTION IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY S&P AND S&P MAKES NO REPRESENTATION REGARDING THE ADVISABILITY OF PURCHASING ANY OF THE NOTES.